UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☐          Definitive Additional Materials

☒           Soliciting Material Under Rule 14a-12

MYR GROUP INC.
(Name of Registrant as Specified in Its Charter)

ENGINE CAPITAL MANAGEMENT, LLC
ENGINE CAPITAL, L.P.
ENGINE JET CAPITAL, L.P.
ENGINE AIRFLOW CAPITAL, LP
ENGINE INVESTMENTS, LLC
ENGINE INVESTMENTS II, LLC
ARNAUD AJDLER
GRANT G. MCCULLAGH
JOHN P. SCHAUERMAN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Engine Capital, L.P., together with the other participants named herein (collectively, “Engine”), intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the upcoming 2016 annual meeting of stockholders of MYR Group Inc., a Delaware corporation.

On January 7, 2016, Engine issued the following press release:

Engine Nominates a Slate of Highly Qualified Director Candidates for Election at MYR Group’s 2016 Annual Meeting of Shareholders

Reiterates Belief that MYR Group is Significantly Undervalued and that the Board Should Immediately Commence a Process to Explore All Strategic Alternatives to Maximize Shareholder Value

Reveals a Slate of Three Highly Qualified, Independent Candidates with Significant Relevant Industry and Financial Expertise to Revitalize and Improve MYR Group’s Board

NEW YORK, January 7, 2016 - Engine Capital, L.P. (together with its affiliates, “Engine”), one of the largest shareholders of MYR Group Inc. (“MYRG” or the “Company”), with ownership of approximately 4.6% of MYRG’s outstanding shares, today announced it has delivered a formal nomination of three highly qualified director candidates, Arnaud Ajdler, Grant G. McCullagh and John P. Schauerman, for election to the board of directors of MYRG (the “Board”) at the Company’s upcoming 2016 annual meeting of shareholders.

Arnaud Ajdler, managing member of Engine, stated: “Last month, we publicly shared our serious concerns with the poor performance of MYRG. Since going public in the summer of 2008 more than seven years ago, under the stewardship of CEO and Chairman Bill Koertner, the Company has invested $260 million1 in capital expenditures, which represents close to 70% of the current enterprise value of the Company. The Board has also approved significant compensation programs for MYRG’s management team2 (partially through stock-based incentive compensation that we believe has resulted in shareholder dilution). During that time period, through the execution of this strategy, MYRG shares have appreciated at a dismal Compound Annual Growth Rate (CAGR) of 2.4%3.  We believe that maintaining the status quo by pursuing the same strategy will likely result in the same dismal performance and is not the best path forward. As discussed in our December 8, 2015 public letter to the Board, we believe the Board needs to immediately commence a process to explore all strategic alternatives to maximize shareholder value, including engaging in a price discovery process to determine the true value of the Company. MYRG is a valuable franchise and we believe our director candidates have the relevant industry and financial expertise to revitalize the Board and take the necessary steps to enhance shareholder value at the Company.”

Engine’s nominees are:

Arnaud Ajdler is the Managing Member of Engine Capital Management, LLC, which serves as the investment manager to value-oriented special situations funds that invest both actively and passively in companies undergoing change. Prior to founding Engine in March 2013, Mr. Ajdler served as a Managing Director of Crescendo Partners L.P., a principal investment firm, from December 2005 to February 2013. Mr. Ajdler has served as a director of Destination Maternity Corporation, the world’s largest designer and retailer of maternity apparel, since March 2008, and as Non-Executive Chairman of its board of directors since February 2011. He has also served as a director and on the audit committee of Imvescor Restaurant Group, Inc., a Canadian franchisor of restaurant concepts, since July 2013, as a director and on the compensation and nominating and corporate governance committees of Stewart Information Services Corporation, a company that provides title insurance and real estate services worldwide, since May 2014, and as a director of StarTek, Inc., a provider of business process outsourcing services, since May 2015.  Mr. Ajdler is also an Adjunct Professor at Columbia University Business School where he teaches a course in Value Investing.  He also previously served as a director and chair of the corporate governance and nominating committee of Charming Shoppes, Inc., an apparel retailer, from 2008 until the company was acquired in June 2012, and as a director and on the compensation and human resources committee of O’Charley’s Inc., a multi-concept restaurant company, from March 2012 until the company was acquired in April 2012.  Since its inception in June 2006 and until its combination with Primoris Services Corporation in July 2008, Mr. Ajdler served as a member of the board of directors and as the Secretary of Rhapsody Acquisition Corp., an OTC Bulletin Board-listed blank check company formed to effect a business combination with an operating business. From June 2004 until June 2006, Mr. Ajdler served as the Chief Financial Officer, a director and the Secretary of Arpeggio Acquisition Corporation, a specified purpose acquisition company (“Arpeggio”). Arpeggio completed its business combination with Hill International, Inc., a worldwide construction consulting firm, in June 2006, and until June 2009, Mr. Ajdler served as a director of the surviving company, a NYSE listed company.  From August 2006 until the company was acquired in October 2007, Mr. Ajdler served as a director of The Topps Company, Inc., a company that provides baseball, football, hockey, entertainment, and pop culture products.

____________________
1 From Q4 2008 to Q3 2015.  Information obtained from the Company’s financial statements.
2 In particular, Bill Koertner, the Company’s Chairman and CEO, has earned more than $13 million in total compensation during this time period. Information obtained from the Company’s proxy statements.
3 CAGR calculated using the closing price of $16.25 on August 12, 2008, the first trading day of MYRG and $19.40, the closing price on December 7, 2015, the day before Engine publicly released its letter to the Board urging the Company to initiate a strategic review process.

Grant G. McCullagh was appointed Executive Vice President of Pernix Group, Inc., a leading construction company offering diversified general contracting, design-build and CM services to private clients and public agencies (“Pernix”), and Executive Chairman of BE&K Building Group, LLC (f/k/a KBR Building Group, LLC), a construction services company acquired by Pernix, in July 2015.  Prior to that, Mr. McCullagh was a Strategic Advisor for Pernix from June 2014 until July 2015, during which time he led the Pernix team responsible for the acquisition of KBR Building Group, LLC.  Mr. McCullagh has also served as Chief Executive Officer and Chairman of Global Integrated Business Solutions LLC, an advisory services firm specializing in the engineering and construction sector, since November 2004.  From October 2012 to May 2014, he served as Chief Executive Officer of Lakeshore TolTest Corporation (d/b/a LTC Corporation), a construction management company.  In 1988, Mr. McCullagh co-founded McClier Corporation, a design-build firm (“McClier”), and served as its CEO and Chairman until 2000. McClier was acquired by AECOM, a global provider of engineering, consulting, and project management services, in 1996, where Mr. McCullagh served as Executive Vice President and later Vice Chairman, until 2004.  Mr. McCullagh currently serves on the Board of Directors of Thornton Tomasetti, Inc. (f/k/a Weidlinger Associates, Inc.), a global structural engineering firm, a position he has held since August 2014.  He previously served on the Board of Directors of WSP Global Inc. (f/k/a Genivar Inc.), a global engineering firm, from March 2011 until May 2015.  Mr. McCullagh holds an M.B.A. in Finance from the University of Chicago, a Master of Architecture from the University of Pennsylvania, and a B.S. in Architecture from the University of Illinois at Urbana-Champaign.

John P. Schauerman served as Executive Vice President of Corporate Development of Primoris Services Corporation, a specialty construction and infrastructure company (“Primoris”), from February 2009 to May 2013, where he was responsible for developing and integrating Primoris’ overall strategic plan, including the evaluation and structuring of new business opportunities and acquisitions.  Prior to that, Mr. Schauerman served as Primoris’ Chief Financial Officer from February 2008 to February 2009, during which time Primoris went public through a merger with Rhapsody Acquisition Corp. He also served as a director of Primoris from July 2008 to May 2013 and as a director of its predecessor entity, ARB, Inc. (“ARB”) from 1993 to July 2008. Mr. Schauerman joined ARB in 1993 as Senior Vice President.  Previously, he served as Senior Vice President of Wedbush Morgan Securities, Inc., a regional investment bank focused on financing activities for middle market companies (n/k/a Wedbush Securities, Inc.).  Mr. Schauerman has served on the Boards of Directors of Harmony Merger Corp., a blank check company, since March 2015 and Wedbush Securities, Inc., a leading financial services and investment firm, since August 2014.  He previously served as a director of Quartet Merger Corporation, a blank check company, from November 2013 to October 2014. Mr. Schauerman holds an M.B.A. in Finance from Columbia University and a B.S. in Electrical Engineering from the University of California, Los Angeles.

ABOUT ENGINE CAPITAL
Engine Capital is a value-oriented special situations fund that invests both actively and passively in companies undergoing change.

Investor contact:
Engine Capital, L.P.
Arnaud Ajdler
(212) 321-0048
aajdler@enginecap.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Engine Capital, L.P. (“Engine Capital”), together with the other participants named herein (collectively, “Engine”), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of stockholders of MYR Group Inc., a Delaware corporation (the “Company”).

ENGINE STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are Engine Capital, Engine Capital Management, LLC (“Engine Management”), Engine Jet Capital, L.P. (“Engine Jet”), Engine Airflow Capital, L.P. (“Engine Airflow”), Engine Investments, LLC (“Engine Investments”), Engine Investments II, LLC (“Engine Investments II”), Arnaud Ajdler, Grant G. McCullagh, and John P. Schauerman (collectively, the “Participants”).

As of the date hereof, Engine Capital directly owned 384,905 shares of common stock, $0.01 par value (the “Common Stock”), of the Company.  As of the date hereof, Engine Jet directly owned 219,182 shares of Common Stock.  As of the date hereof, Engine Airflow directly owned 352,603 shares of Common Stock.  Engine Investments, as the general partner of each of Engine Capital and Engine Jet, may be deemed the beneficial owner of the 604,087 shares of Common Stock owned directly by Engine Capital and Engine Jet.  Engine Investments II, as the general partner of Engine Airflow, may be deemed the beneficial owner of the 352,603 shares of Common Stock owned directly by Engine Airflow. Engine Management, as the investment manager of each of Engine Capital, Engine Jet and Engine Airflow, may be deemed the beneficial owner of the 956,690 shares of Common Stock owned directly by Engine Capital, Engine Jet and Engine Airflow.  Mr. Ajdler, as the managing member of each of Engine Management, Engine Investments and Engine Investments II, may be deemed the beneficial owner of the 956,690 shares of Common Stock owned directly by Engine Capital, Engine Jet and Engine Airflow.  As of the date hereof, neither of Messrs. McCullagh nor Schauerman beneficially owned any shares of Common Stock.